October 2007	Pricing Sheet dated October 24, 2007 relating to
Preliminary Terms No. 391 dated September 21, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
Three PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM
This pricing sheet offers three separate PLUS, each relating to a different underlying index.  Each offering provides exposure to a single underlying index.  The performance of each offering will depend only on the performance of the single underlying index to which it relates and not on the performance of any other index or offering.
PRICING TERMS FOR EACH PLUS – OCTOBER 24, 2007
Issuer:	Morgan Stanley
Agent:	Morgan Stanley & Co. Incorporated
Maturity date:	November 20, 2008
Payment at maturity:
If final index value is greater than the initial index value,
$10 + ($10 x leverage factor x index percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to the initial index value,
$10 x (final index value / initial index value)
This amount may be less than the stated principal amount of $10.

Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the index valuation date, subject to adjustment for certain market disruption events
Stated principal amount:	$10
Issue price:	$10 (see “Price to public” below)
Pricing date:	October 24, 2007
Original issue date:	October 31, 2007 (5 business days after the pricing date)
Listing:
The NDX PLUS have been approved for listing on The Nasdaq Global MarketSM (“NASDAQ”) subject to official notice of issuance.  The Nasdaq listing symbol for the PLUS is “NDDM.”   It is not possible to predict whether any secondary market for the PLUS will develop.
The DJIA and SPX PLUS will not be listed on any securities exchange.

SPECIFIC TERMS FOR EACH PLUS
Underlying index:	Dow Jones Industrial Average (“DJIA”)		NASDAQ-100 Index (“NDX”)		S&P 500 Index (“SPX”)
Initial index value:	13,675.30		2,188.59		1,515.88
Index valuation date:	November 18, 2008		November 18, 2008		November 18, 2008
Leverage factor:	200%		200%		200%
Maximum payment at maturity	$11.75 (117.5%)		$11.85 (118.5%)		$11.70 (117%)
CUSIP:	617475249		617475256		617475231
Listing ticker symbol:	None		“NDDM”		None
Securities exchange for listing:	None		NASDAQ		None
	Per DJIA PLUS	Total	Per NDX PLUS	Total	Per SPX PLUS	Total
Price to public:(1)	$10	$3,500,000	$10	$11,650,000	$10	$9,300,000
Agent’s commissions:(1)(2)	$0.15	$52,500	$0.15	$174,750	$0.15	$139,500
Proceeds to company:	$9.85	$3,447,500	$9.85	$11,475,250	$9.85	$9,160,500
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per PLUS.  Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

“Dow Jones Industrial AverageSM,” “Dow JonesSM,” and “DJIASM” are service marks of Dow Jones & Company, Inc.  The “NASDAQ®,” “NASDAQ-100®”, “Nasdaq Global MarketSM” and “NASDAQ-100 Index” are trade or service marks of The Nasdaq Stock Market, Inc., which we refer to as The Nasdaq.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc.  These service marks and trademarks have been licensed for use by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 391 dated September 21, 2007
Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.